INTERNATIONAL SECURITIES EXCHANGE REPORTS THIRD QUARTER 2005 RESULTS

    Net income up 45.9% to $8.4 million
    Record revenues of $36.2 million; up 24.6%
    Average daily volume increases 33.0% to 1.7 million equity and index contracts
    Diluted earnings per share of $0.22 on a GAAP basis
    Diluted earnings per share of $0.23 excluding non-operating charges

NEW YORK, October 27, 2005 -- The International Securities Exchange, Inc. (NYSE:ISE) today reported that net income for the quarter ended September 30, 2005 increased 45.9% to $8.4 million, or $0.22 per share, on a fully diluted basis. This compares to $5.8 million, or $0.17 per share, on a fully diluted basis, in the same period in 2004. Included in net income for the third quarter of 2005 were non-operating charges, net of taxes, of $0.4 million related to the Company's secondary offering and its reorganization into a holding company structure. Included in net income for the third quarter of 2004 was a non-operating charge of $0.8 million, net of taxes, related to the Company's reorganization into a holding company structure. Excluding these charges, ISE's operating net income increased 33.3% to $8.8 million, or $0.23 per share on a fully diluted basis. A full reconciliation of our non-operating items is included in this release.

Total revenues for the quarter increased 24.6% to a record $36.2 million versus $29.1 million in the prior year. The average daily volume of equity and index options contracts traded increased 33.0% to 1.7 million contracts as compared to 1.3 million contracts in the year-ago quarter.

"Our core businesses delivered exceptional results and we posted another quarter of record revenues," said David Krell, ISE's President and Chief Executive Officer. "Our unique trading platform continues to attract strong demand as evidenced by solid increases in our average daily volume. We remain focused on leveraging our innovation and technological leadership to enhance our product offerings as we attract more market participants to our exchange."

"During the quarter, we made further strides in expanding our footprint in equity index options and premium products. In July, we launched several new proprietary indexes as we continued to build and enhance our portfolio of indexes. On September 1, 2005, we were once again successful in our pursuit to improve the trading of options on exchange traded funds (ETFs) as the court ruled in our favor in lawsuits brought against us regarding our rights to list options on ETFs without a license, including options on Diamonds® Trust Series 1 (DIA).  In listing Diamonds®, we strive to achieve the same levels of success that we have achieved in listing Standard & Poor's Depository Receipts® (SPY), or SPDRs®, which we listed on January 10, 2005," added Krell.

Third Quarter Results

Revenues

Total revenues for the third quarter of 2005 increased 24.6% to $36.2 million principally due to increased trading volumes. This compares to revenues of $29.1 million in the same period last year.

  Transaction fee revenues increased 32.9% to $25.2 million in the third quarter from $19.0 million last year.

  Market data revenues of $4.4 million were essentially flat compared to third quarter 2004.

  Other member fees decreased 4.3% to $5.3 million from $5.6 million last year due to lower connectivity and network fees that we charge our members which are offset by lower expenses we incur for providing these services.

  Other revenues increased to $1.3 million as compared to $0.2 million last year primarily due to higher interest income and unrealized gains on investments.

Expenses

Total expenses for the third quarter of 2005 increased 19.5% to $20.8 million as compared to $17.4 million in the third quarter of the prior year.

  Compensation and benefits expenses increased 22.7% to $9.3 million primarily due to increased headcount to support our growth as well as the impact of stock based compensation which totaled $1.5 million for the quarter.

  Technology and communications expenses increased 22.0% to $3.6 million primarily due to enhancements, maintenance and capacity increases to our core trading system.

  Occupancy expenses increased 5.7% to $1.2 million primarily due to higher operating costs associated with our disaster recovery location.

  Professional fees increased to $1.7 million primarily due to legal fees arising from ongoing litigation associated with our decision to trade certain exchange traded funds without a license as well as higher public company related expenses. We also incurred non-operating professional fees of approximately $0.3 million related to the preparation for our secondary offering of common stock.

  Marketing and business development expenses increased 20.4% to $1.2 million primarily due to new advertising in connection with our index trading strategy as well as various sponsorship initiatives.

  Depreciation and amortization expenses increased 4.4% to $1.5 million due to higher capital spending.

  Other expenses increased 35.3% to $2.1 million primarily due to fees we pay for trading licensed products. Fees that we incur to trade licensed products increased $0.4 million to $1.2 million for the quarter. These fees are offset by surcharges we charge members for trading licensed products which are included in our transaction fees revenues.

  Expenses in the third quarter of 2005 included $0.2 million of non-operating reorganization costs as compared to $1.0 million in the third quarter of 2004.

Income, Margins and Taxes

Pre-tax income increased 32.2% to $15.5 million for the third quarter versus $11.7 million last year.  Our pre-tax margin for the third quarter increased to 42.7% from 40.2% last year. Our operating pre-tax margins, which exclude our non-operating charges, increased to 44.0% in the third quarter of 2005 from 43.6% a year ago.

Our tax rate decreased to 45.7% for the third quarter compared to 50.9% last year.  Our tax rate was significantly higher last year due to higher levels of non-deductible reorganization costs. Our tax rate in this year's quarter reflects a lower tax rate on returns from our invested cash.

Net income for the third quarter increased 45.9% to $8.4 million from $5.8 million in the prior year quarter.

Year-to-Date Results

For the first nine months of 2005, average daily volume of equity and index options increased 22.5% to 1.7 million contracts traded as compared to 1.4 million equity and index options contracts traded in the prior year. Revenues increased 16.8% to $105.7 million and net income increased 26.2% to $25.4 million. Earnings per share on a fully diluted basis were $0.68 as compared to net income of $20.1 million, or $0.59 per share on a fully diluted basis, for the first nine months of 2004. Excluding our non-operating charges, diluted earnings per share for the first nine months of 2005 were $0.69 as compared to $0.63 a year ago.

Balance Sheet

As of September 30, 2005, ISE had cash and cash equivalents of $155.1 million, total assets of $264.0 million, and stockholders' equity of $169.1 million. There were approximately 36.7 million shares of common stock outstanding.

Third Quarter Business Highlights

  ISE was the largest equity options exchange for the third quarter of 2005 based on total equity options trading.

  ISE set a new monthly volume record of 1.9 million contracts traded for the month of September.

  On August 24, 2005, we announced our decision to file with the SEC a registration statement for an offering of shares of our Class A common stock by certain shareholders and management in an underwritten secondary public offering. This is expected to commence in the fourth quarter of 2005 or first quarter of 2006. ISE will not receive any proceeds from the offering.

  On September 1, 2005, ISE listed options on Diamonds® Trust Series 1 (DIA).

  In July, ISE listed options on the following indexes: ISE SINdex Index (SIN), ISE U.S. Regional Banks Index (JLO), ISE Bio-Pharmaceuticals Index (RND), ISE 250 Index (IXZ), ISE 50 Index (IXK) and ISE 100 Index (IXX). The ISE 250 Index is ISE's first broad-based proprietary index and tracks the top 250 US stocks listed on the New York Stock Exchange, American Stock Exchange and Nasdaq Stock Market. The index's components have an adjusted capitalization of about $9 trillion. The ISE 50 Index tracks the performance of the "Mega Cap" stocks listed in the United States and is a subset of the ISE 250 Index generally including its top 50 stocks. The ISE 100 Index is a higher-volatility indicator that tracks the performance of ISE's top 100 most actively traded equity options classes.

  On August 15, 2005, ISE announced that it will explore becoming a participant in the Consolidated Tape Association and Consolidated Quotation plans and the OTC/UTP plan. The CTA and CQ plans cover quotation and last sale information for stocks listed on the New York Stock Exchange and American Stock Exchange. The OTC/UTP plan covers quotation and last sale information for Nasdaq stocks. Other US options exchanges that compete with ISE are participants in these plans.
INTERNATIONAL SECURITIES EXCHANGE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Transaction fees	$ 25,217	$ 18,973	$ 73,195	$ 60,404
Other member fees	5,345	5,584	16,105	16,567
Market data	4,367	4,376	13,779	12,605
Other	1,319	155	2,668	974
Total revenues	36,248	29,088	105,747	90,550

Expenses:
Compensation and benefits	9,293	7,572	27,426	22,887
Technology and communications	3,602	2,953	10,235	11,769
Occupancy	1,169	1,106	3,327	2,909
Professional fees	1,718	799	4,512	2,397
Marketing and business development	1,157	961	2,836	2,555
Depreciation and amortization	1,519	1,455	4,528	2,476
Other	2,124	1,570	6,287	4,311
Reorganization	203	971	203	1,548
Total expenses	20,785	17,387	59,354	50,852

Income before provision for income taxes	15,463	11,701	46,393	39,698
Provision for income taxes	7,072	5,951	21,006	19,589
Net income	$ 8,391	$ 5,750	$ 25,387	$ 20,109

Earnings per share:
Basic	$ 0.23	$ 0.18	$ 0.71	$ 0.63
Diluted	$ 0.22	$ 0.17	$ 0.68	$ 0.59

Weighted average number of shares outstanding:
Basic	36,742	32,139	35,527	32,139
Diluted	38,843	33,920	37,574	33,921

INTERNATIONAL SECURITIES EXCHANGE, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except per share amounts)

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$155,120	$44,847
Accounts receivable, net	32,215	29,787
Income tax receivable	-	11,332
Securities owned	4,951	4,980
Other current assets	3,883	6,655
Total current assets	$196,169	$97,601

Securities owned	13,144	22,199
Accounts receivable	574	6,426
Fixed asset, net	30,171	32,757
Deferred tax asset, net	21,489	15,835
Other assets	2,483	2,761
Total assets	264,030	177,579

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable, accrued expenses and other liabilities	8,704	8,434
Compensation and benefits payable	8,451	14,520
Deferred revenue	4,814	4,365
Income taxes payable	3,105	-
Payment for order flow payable	14,076	13,258
Total current liabilities	39,150	40,577

Deferred revenue	51,410	50,594
Other liabilities	4,398	4,949
Total liabilities	94,958	96,120

STOCKHOLDERS' EQUITY	169,072	81,459

Total liabilities & stockholders' equity	$264,030	$177,579

INTERNATIONAL SECURITIES EXCHANGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Cash flows from operating activities:
Net income	$25,387	$20,110
Adjustments to reconcile net income to cash provided by/(used in) operating activities:
Depreciation and amortization	4,528	2,476
Stock based compensation	3,358	77
Deferred taxes	(5,654)	(4,787)
Unrealized (gain)/loss on securities owned and available for sale securities, net	(429)	(211)

(Increase)/decrease in operating assets:
Accounts receivable, net	3,424	2,647
Income tax receivable	11,332	(6,071)
Securities owned	4,496	(6,121)
Other assets	2,997	(5,366)
Increase/(decrease) in operating liabilities:
Accounts payable and accrued expenses	270	441
Compensation and benefits payable	(6,069)	2,744
Income tax payable	3,105	-
Deferred revenue	1,264	15,194
Payment for order flow payable	818	848
Marketing fund payable	-	(519)
Other liabilities	(551)	1,151
Net cash provided by operating activities	48,276	22,613

Cash flows from investing activities:
Purchase of fixed assets	(1,888)	(3,401)
Purchase of available securities	-	(14,946)
Maturities of available for sale securities	4,990	-
Net cash provided by/(used in) investing activities	3,102	(18,347)

Cash flows from financing activities:
Dividend	(11,784)	(11,070)
Net proceeds from initial public offering	70,673	-
Proceeds from common stock	6	-
Net cash provided by/(used in) financing activities	58,895	(11,070)

Increase in cash and cash equivalents	110,273	(6,804)
Cash and cash equivalents, beginning of period	44,847	65,687
Cash and cash equivalents, end of period	$155,120	$58,883

INTERNATIONAL SECURITIES EXCHANGE, INC.
KEY STATISTICAL INFORMATION

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Trading Days	64	62	189	188
Average daily trading volume: (1) (2)
Equity Options
Total U.S. industry equity options traded (in thousands)	5,203	3,747	5,115	4,164
Our equity options traded (in thousands)	1,694	1,290	1,672	1,378
Our market share of equity options traded	32.6%	34.4%	32.7%	33.1%
Index Options
Total U.S. industry index options traded (in thousands)	531	367	509	379
Our index options traded (in thousands)	23	1	16	-
Our market share of index options traded	4.3%	0.3%	3.1%	0.0%
Our member total trading volume (sides, in thousands): (3)
Customer	91,555	64,787	265,093	198,211
Firm proprietary	22,124	12,689	58,709	38,186
Market maker	106,095	87,767	314,190	281,707
Total Sides	219,774	165,243	637,992	518,104
Our market share of total industry trading: (4)
Customer	30.1%	28.6%	30.2%	36.4%
Firm proprietary	23.1%	20.2%	21.8%	20.0%
Market maker	31.8%	36.9%	32.1%	36.8%
Revenue:
Average transaction fee per side (5)	$0.11	$0.11	$0.11	$0.12
Average transaction fee per revenue side (6)	$0.18	$0.18	$0.18	$0.18
Our trades:
Average contracts per trade	18.6	17.9	17.6	17.7
Average trades per day (in thousands)	92.4	72.2	95.7	77.8
Total trades (in thousands)	5,913	4,619	18,086	14,626
Our market share of industry trade volume	32.8%	35.2%	34.3%	34.3%
Our listed issues: (8)
Average number of issues traded during the period	747	672	737	643
Our Members (average number trading during period):
PMMs	10	10	10	10
CMMs	129	139	135	135
EAMs	94	93	95	96
Total	233	242	240	241
Employees at end of period	182	156	182	156

(1) Represents single counted contract volume. For example, a transaction of 500 contracts on our exchange is counted as a single 500 contract transaction for purposes of calculating our volumes, even though we may receive transaction fees from parties on both sides of the transaction, one side of a transaction, or in some cases, neither side of a transaction.

(2) Our market share is calculated based on the number of contracts executed on our exchange as a percentage of total industry contract volume.

(3) Represents each side of a buy or sell transaction. For example, a transaction of 500 contracts on our exchange is counted as two sides of 500 contracts, representing a buy and a sell transaction. We do not currently receive transaction fees from non-broker-dealer customer sides, except for options on SPDRs® and certain options on indices.

(4) Represents our market share of total U.S. industry equity and index trading for members trading on our exchange based on contract trading volume.

(5) Average transaction fee per side is calculated by dividing our transaction fees by the total number of sides executed on our exchange. We generally do not charge our members for executing non-broker-dealer customer orders on our exchange and we reduce or waive fees for members exceeding volume thresholds on certain other products. Comparing our average transaction fee per side to our average transaction fee per revenue side reflects the negative effect of our fee waivers or reductions on our revenues, on a per side basis. For the three months ended September 30, 2005 and 2004, we have waived and discounted $6,748 and $4,921 of our fees, respectively. For the nine months ended September 30, 2005 and 2004, we have waived and discounted $19,735 and $15,057 of our fees, respectively.

(6) Our average transaction fee per revenue side reflects the transaction fee we charge to our market participants per our publicly available pricing schedules. These schedules were part of rule proposals that became effective upon filing pursuant to Section 19(b)(3)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Securities and Exchange Commission may abrogate such rule proposals within 60 days of filing if it determines that such action is necessary or appropriate in the public interest, for the protection of investors or otherwise in furtherance of the purposes of the Exchange Act.

(7) Members can have several contracts per trade. Trades represent the number of trades cleared through The Option Clearing Corporation, or the OCC. Market data revenue is generated on a per trade basis, not on a contract basis.

(8) By "issues" we mean the number of securities underlying our options. We trade multiple options series on each underlying security.

GAAP to Non-GAAP Reconciliation

In an effort to provide investors with additional information regarding the Company's results as determined by U.S. generally accepted accounting principles, or GAAP, the Company also discloses certain non-GAAP information which management believes provides useful information to investors. Management reviews this non-GAAP financial measurement when evaluating the Company's financial performance and results of operations; therefore, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. Non-GAAP measurements do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. These non-GAAP financial measures should be considered in the context with our GAAP results.

Within this press release, the Company has disclosed its net income amounts excluding certain non-operating charges. These non-operating charges relate to expenses incurred in connection with its reorganization into a holding company structure as well as professional fees incurred related to its secondary offering. The Company will not sell any additional shares in the secondary offering; therefore, any cost it incurs is treated as an expense. In addition, its reorganization and secondary offering costs are not-deductible for tax purposes; thereby, increasing its effective tax rate.

INTERNATIONAL SECURITIES EXCHANGE, INC.
GAAP TO NON GAAP RECONCILIATION
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

GAAP Net income, as reported	$8,391	$5,750	$25,387	$20,109
Add back reorganization costs	203	971	203	1,548
Add back secondary offering costs (included in professional fees)	279	-	279	-
Income tax adjustments	(87)	(132)	(88)	(209)
Operating net income, as adjusted	8,786	6,589	25,781	21,448

GAAP Diluted earnings per share, as reported	$ 0.22	$ 0.17	$ 0.68	$ 0.59
Add back non-operating charges	0.01	0.02	0.01	0.05
Income tax adjustments	(0.00)	-	-	(0.01)
Operating diluted earnings per share, as adjusted	$ 0.23	$ 0.19	$ 0.69	$ 0.63

GAAP Income before provision for income taxes, as reported	15,463	11,701	46,393	39,698
Add back reorganization costs	203	971	203	1,548
Add back secondary offering costs (included in professional fees)	279	-	279	-
Operating income before provision for income taxes, as adjusted	15,945	12,672	46,875	41,246
Total revenues	36,248	29,088	105,747	90,550

GAAP Operating pre-tax margins, as reported	42.7%	40.2%	43.9%	43.8%
Operating pre-tax margins, as adjusted	44.0%	43.6%	44.3%	45.6%

Earnings Conference Call

ISE will host a conference call to discuss its third quarter 2005 results at 10:00 a.m. Eastern Time today. The conference call will be web cast and can be accessed on the Investor Relations section of ISE's web site at www.iseoptions.com. An investor presentation that will be referenced during the call will be posted to the web site. Investors can also listen to the conference call by dialing (866) 700-7101 (Pass code: 13946096). An archived recording of the call will be available from noon on October 27, 2005 until midnight on October 28, 2005 and can be accessed by calling (888) 286-8010 (Pass code: 26473012).

ISE Background

The International Securities Exchange, the world's largest equity options exchange, was founded on the principle that technology fosters and infuses new efficiencies and operational innovations into securities trading. After developing an innovative market structure that integrated auction market principles into an advanced screen-based trading system, ISE launched the first fully electronic US options exchange in May 2000. ISE continually enhances its trading systems to provide investors with the best marketplace to execute their options orders.

For more information about ISE, its products and its technology, visit www.iseoptions.com.

CONTACT:

Investors:

Thomas Gibbons

International Securities Exchange

212-897-8167

tgibbons@iseoptions.com

Media:

Bruce D. Goldberg

International Securities Exchange

212-897-8168

bgoldberg@iseoptions.com

This press release contains "forward looking statements." These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements, to be materially different from those contemplated by the forward looking statements. We undertake no ongoing obligation, other than that imposed by law, to update these statements. Factors that could affect our results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward looking statements can be found in our filings with the Securities and Exchange Commission, including our registration statement on Form S-1, current reports on Form 8-K and quarterly reports on Form 10-Q, as amended.

-ISE-